EXHIBIT 4.1

FORM OF SENIOR CONVERTIBLE NOTE

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION OR EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OR EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3 AND 14 HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE COMMON STOCK ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

ALPHA INNOTECH CORP.

SENIOR CONVERTIBLE NOTE

Issuance Date: July , 2006	Principal: U.S. $

FOR VALUE RECEIVED, ALPHA INNOTECH CORP., a Delaware corporation (the “Company”), hereby promises to pay to the order of                                                   or registered assigns (“Holder”) the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the rate of 3% per annum, compounded annually (the “Interest Rate”) unless otherwise provided herein, from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon, the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Convertible Note (including all Senior Convertible Notes issued in exchange, transfer or replacement of, the “Note”) is one of an issue of Senior Convertible Notes (collectively, the “Notes” and such other Senior Convertible Notes, the “Other Notes”) issued on the Issuance Date pursuant to the Securities Purchase Agreement (as defined below). Certain capitalized terms are defined in Section 23.

1. MATURITY. On the Maturity Date, the Holder shall surrender this Note to the Company and the Company shall pay to the Holder an amount in cash representing all outstanding Principal and accrued and unpaid Interest, if any. The “Original Maturity Date” shall be July     , 2011, as may be extended at the sole option of the Holder in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing or any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in a Conversion Failure.

2. INTEREST; INTEREST DATE. Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable on the Maturity Date (the “Interest Date”).

3. CONVERSION OF NOTES. This Note shall be convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

(a) Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall pay to the Holder an amount in cash equal to the value of such fractional share based on the closing price of the Common Stock on the last trading day prior to the conversion. The Company shall pay any and all documentary, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer of Securities involved in the issue and delivery of the Common Stock in any name other than that of the Holder.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i) “Conversion Amount” means the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, plus all accrued and unpaid Interest on the Principal being converted.

(ii) “Conversion Price” means, subject to adjustment as provided herein, $1.60.

(c) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 4:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), deliver this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or a customary indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the close of the business on the first Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the second Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company’s transfer agent shall issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder a new Note representing the outstanding Principal not converted and otherwise in substantially the same form as this Note. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice)

requesting physical surrender and reissue of this Note. The Holder and the Company shall maintain records showing the Principal converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(d) Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Notes without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount (Company shall be required to obtain such approval if the issuance would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Notes if it breaches the Company’s obligations under the Exchange Cap) or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of the Notes representing at least a majority of the principal amounts of the Notes then outstanding. Until such approval or written opinion is obtained, no purchaser of the Notes pursuant to the Securities Purchase Agreement (the “Purchasers”) shall be issued, upon conversion of Notes, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of Notes issued to such Purchaser pursuant to the Securities Purchase Agreement on the Issuance Date and the denominator of which is the aggregate principal amount of all Notes issued to the Purchasers pursuant to the Securities Purchase Agreement on the Issuance Date (with respect to each Purchaser, the “Exchange Cap Allocation”). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee.

(e) Mandatory Conversion. If the closing price of the Common Stock has been at or above $2.50 (as adjusted for stock splits, stock dividends, recapitalizations and like transactions), for at least 30 consecutive Business Days, then any remaining Principal and accrued and unpaid Interest under the Note shall automatically convert into Common Stock in accordance with this Section 3; provided that Holder shall not have to complete such conversion until such time as: (i) the amount of Common Stock outstanding is equal to the Required Reserve Amount; and (ii) conversion would not be impaired pursuant to Section 3(d) hereof.

4. RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i) default in the payment of the Principal and unpaid accrued Interest of this Note within five (5) Business Days of becoming due and payable;

(ii) any other default by the Company of the performance of any of its obligations or any breach by the Company of any representations or covenants (provided that a default of any such covenant is not otherwise defined as an Event of Default under this Section 4(a)) hereunder or under the Securities Purchase Agreement (provided that the representations and warranties under the Securities Purchase Agreement shall only survive for one year from the date of execution of the Securities Purchase Agreement) upon 10 days notice from the Holder to the Company;

(iii) the Company shall make an assignment for the benefit of creditors, file a petition in bankruptcy, consent to entry of an order for relief against it in an involuntary case, be adjudicated insolvent or bankrupt, petition or apply to any tribunal for the appointment of any receiver, trustee or similar official for it or a substantial part of its assets, or commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; there shall occur the appointment of a receiver, trustee, assignee, liquidator, custodian or similar official of it or a substantial part of its assets; or there shall have been filed any such petition or application or any such proceeding shall have been commenced against it, which remains undismissed for a period of 60 days or more; the Company by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or the appointment of any trustee for it or any substantial part of any of its properties; or

(iv) a court of competent jurisdiction shall enter an order or decree under any Bankruptcy Law that is for relief against the Company in an involuntary case, appoints a receiver, trustee, assignee, liquidator or similar official of the Company or for any substantial part of its property, or orders the liquidation of the Company; and the order or decree remains unstayed and in effect for 30 days.

(b) Redemption Right Upon Event of Default. Promptly after the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder and the holders of the Other Notes. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of the Notes by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of the Notes that the Holder is electing to cause to be redeemed. Notwithstanding the immediately preceding sentence to the contrary, in the case of an Event of Default pursuant to Section 4(a)(iii) above, all amounts of Principal and Interest accrued under this Note shall be deemed automatically due, payable, and collectible, without need for any Notice.

(c) Default Rate of Interest. Notwithstanding the immediately preceding terms of this section, upon the occurrence of an Event of Default, all amounts due and owing under this Note shall bear interest at a rate of ten percent (10%) per annum from the date of such default until all such amounts are paid in full.

5. RIGHTS UPON CERTAIN CORPORATE EVENTS. Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (including, without limitation, a Change of Control (defined below)) pursuant to which holders of Common Stock are entitled to receive securities or other assets with respect to or in exchange for Common Stock (a “Corporate Event”), the Company shall make appropriate provision at the Holder’s option to insure that the Holder will thereafter have the right to receive upon a conversion of this Note: (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note); or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holders with Notes representing a majority in interest of the Principal outstanding (the “Required Holders”). The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note. Each of the following events shall constitute a “Change of Control”:

(i) any sale of all or substantially all of the assets of the Company to a third party;

(ii) any merger of the Company with or into another corporation in which holders of Common Stock immediately prior to the consummation of the merger do not control 50% of the voting power of the surviving corporation; or

(iii) the acquisition by any “person” or “group” of persons (as such terms are used in Section 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended, and the related regulations) who have an expressed intent to control the affairs of the Company of more than 50% of the outstanding Common Stock of the Company.

6. ADJUSTMENT OF CONVERSION PRICE UPON SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

7. PREPAYMENT. With respect to each Holder, this Note may only be prepaid (notwithstanding acceleration or other remedy following an Event of Default) in whole or in part beginning on the second anniversary of the Issuance Date; provided, however, that if the Note is prepaid prior to the third anniversary of the Issuance Date, the Company shall pay to the Holder a fee equal to 3% of the Principal then outstanding and prepaid (the “Prepayment Fee”) with such Prepayment Fee declining 1% per year to par at Maturity Date. The Company will provide the Holder with prior written notice (“Prepayment Notice”) of its intent to pre-pay the Note at least 20 days before the Company’s intended date of prepayment (“Intended Prepayment Date”). Upon receipt of a Prepayment Notice, the Holder may exercise any of the conversion rights available to the Holder pursuant to this Note by providing notice to the Company at least 5 days before the Intended Prepayment Date.

8. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

9. RESERVATION OF AUTHORIZED SHARES. The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 100% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date. Thereafter, the Company, so long as any of the Notes are outstanding, shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding (the “Required Reserve Amount”).

10. HOLDER’S REDEMPTIONS. In the event that the Holder has sent an Event of Default Redemption Notice to the Company pursuant to Section 4(b) (a “Redemption Notice”), or if the note is deemed automatically redeemed due to a default under Section 4(a)(iii) to the Holder shall promptly submit this Note to the Company. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within 10 Business Days after the Company’s receipt of the Holder’s Redemption Notice. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the Event of Default Redemption Price (the “Redemption Price”), to the Holder (or deliver any Common Stock to be issued pursuant to a Redemption Notice) within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price (and issues any Common Stock required pursuant to a Redemption Notice) in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (or any Common Stock required to be issued pursuant to a Redemption Notice) has not been paid. Upon the Company’s receipt of such notice: (x) the Redemption Notice shall be null and void with respect to such Conversion Amount; and (y) the Company shall immediately return this Note, or issue a new Note to the Holder representing such Conversion Amount.

11. STATUS OF DEBT.

(a) Agreement to Eliminate Senior Debt to Third Parties. By issuing this Note, the Company for itself and its successors and assigns, and for its Subsidiaries and the successors and assigns of such Subsidiaries, agrees, and the Holder, by its acceptance of this Note, shall be deemed to have agreed, that this Note shall be subject to the provisions of this Section 11 and, to the extent and in the manner hereinafter set forth in this Section 11, the indebtedness represented by this Note and the payment of the Principal and Interest, any redemption amount, liquidated damages, fees, expenses or any other amounts in respect of this Note are subordinate in right of payment only to the prior payment in full in cash of (i) all Senior Debt now outstanding and (ii) the Future Permitted Senior Debt (as defined in Section 13(b) below). The Holder shall be entitled to receive payment in full in cash before any of the Subordinated Indebtedness or any other Indebtedness save Senior Debt or Future Permitted Senior Debt (including interest after the commencement of any proceeding under any Bankruptcy Law at the agreed upon rate before any other creditor or Credit Party shall be entitled to receive any payment with respect to any indebtedness other than the Senior Debt or the Future Permitted Senior Debt (“Holder’s Rights”).

(b) Liquidation; Dissolution; Bankruptcy.

(i) The holders of Senior Debt and Future Permitted Senior Debt shall be entitled to receive payment in full in cash of all Senior Debt or Future Permitted Senior Debt (including interest after the commencement of any proceeding under any Bankruptcy Law at the rate specified in the documentation for the applicable Senior Debt or Future Permitted Senior Debt) before the Holder shall be entitled to receive any payment with respect to any indebtedness other than the Senior Debt or the Future Permitted Senior Debt (the “Subordinated Indebtedness”), however, the Holder shall be entitled to the Holder’s Rights in the event of any distribution to creditors of any of the Company or its Subsidiaries (each, a “Credit Party”) in (A) any sale, liquidation, winding-up or dissolution of such Credit Party; (B) any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Credit Party or its property; (C) any assignment by such Credit Party for the benefit of its creditors; or (D) any marshaling of any Credit Party’s assets and liabilities (each a “Bankruptcy Event”).

(ii) In the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of any Credit Party or the proceeds thereof to creditors of any Credit Party upon any Indebtedness of such Credit Party, by reason of any Bankruptcy Event, then and in any such event, any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable to the Holder upon or with respect to any or all Subordinated Indebtedness shall be paid or delivered directly to an agent for the Senior Debt or Future Permitted Senior Debt (the “Agent”) for application against the Senior Debt or Future Permitted Senior Debt, whether due or not due, in a manner which the Agent, in its sole discretion, shall determine, until such Senior Debt or Future Permitted Senior Debt shall have been fully paid in cash and all commitments thereunder have terminated. The Holder hereby irrevocably authorizes and empowers the Agent to ask for, demand, sue for, collect, and receive for every such payment or distribution and give acquittance therefor, and to file claims (and proofs of claims) and take such other actions in the Agent’s own name or in the name of the Holder as the Agent may deem necessary or advisable for the enforcement of the terms of this Section 11.

(iii) The Holder agrees to execute, verify, deliver and file any proofs of claim in respect of Subordinated Indebtedness reasonably requested by the Agent in connection with any Bankruptcy Event and upon the Holder’s failure to provide such reasonable proofs of claim, hereby irrevocably authorizes, empowers and appoints Agent as its agent and attorney-in-fact to (i) execute, verify, deliver and file such proofs of claim upon the failure of the Holder promptly to do so prior to five (5) Business Days before the expiration of the time to file any such proof of claim and (ii) vote such claim in any such Bankruptcy Event upon the failure of the Holder to do so prior to five (5) Business Days before the expiration of the time to vote any such claim; provided the Agent shall have no obligation to execute, verify, deliver, file and/or vote any such proof of claim. In the event that the Agent votes any claim in accordance with the authority granted hereby, the Holder shall not be entitled to change or withdraw such vote. The Agent shall be responsible for providing the Holder with notice of any action taken on behalf of the Holder.

(c) Redemption upon Event of Default. The Holder shall give the Agent at least three (3) Business Days prior notice of its intention to exercise its redemption rights upon the occurrence of an Event of Default.

(d) No Amendment of Subordinated Indebtedness. Neither the Holder nor any Credit Party will, without the prior written consent of the Agent, amend or modify (i) this Section 11 or the definition of any capitalized term used in this Section 11 or (ii) any provision of the Securities Purchase Agreement or the other Securities Purchase Documents if such amendment or modification would (A) move forward the date of any redemption or payment or increase the principal amount of or the rate of interest applicable to the Subordinated Indebtedness or (B) result in the covenants contained therein being materially more restrictive in the aggregate on the Holder or any Credit Party prior to the effectiveness of such amendment or modification.

(e) No Impairment of Subordination. No right of the Agent, Holder, any lender or any future holder of any Senior Debt or Future Permitted Senior Debt to enforce the subordination as provided in this Section 11 shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Holder or any Credit Party or any act or failure to act by the Agent, any lender or any such holder, or by any noncompliance by any Credit Party with the terms of this Section 11, regardless of any knowledge thereof which the Agent or any lender may have or with which it may otherwise be charged.

(f) Subrogation. Subject to payment in full in cash of all Senior Debt and Future Permitted Senior Debt and the termination of all commitments thereunder, the rights of the Holder shall be subrogated to the rights of the holders of Senior Debt and Future Permitted Senior Debt to receive payments or distributions of the assets of any Credit Party made on such Senior Debt or Future Permitted Senior Debt until all principal and interest on this Note shall be paid in full in cash; and for purposes of such subrogation, no payments or distributions to the holders of Senior Debt or Future Permitted Senior Debt of any cash, property or securities to which the Holder would be entitled except for the subordination provisions of this Section 11 shall, as between the Holder and the Company and/or its creditors other than the holders of the Senior Debt or Future Permitted Senior Debt, be deemed to be a payment on account of the Senior Debt or Future Permitted Senior Debt.

(g) Conversion Rights. Nothing contained in this Section 11 or elsewhere in this Note is intended to or shall impair, as among the Company, its creditors, including the holders of Senior Debt and Future Permitted Senior Debt, and the Holder, the right, which is absolute and unconditional, of the Holder to convert this Note into shares of Common Stock or rights to acquire shares of Common Stock in accordance with the terms hereof.

(h) Rights of Holder Unimpaired. The provisions of this Section 11 are and are intended solely for the purposes of defining the relative rights of the Holder and the holders of Senior Debt and Future Permitted Senior Debt and nothing in this Section 11 shall impair, as between the Company and the Holder, the obligation of the Company, which is unconditional and absolute, to pay to the Holder the Principal (and premium, if any) and Interest, in accordance with the terms of this Note.

(i) Subordination May Not Be Impaired by any Credit Party. No right of any holder of Permitted Indebtedness to enforce the subordination of the Subordinated Indebtedness shall be impaired by any act or failure to act by any Credit Party or the Holder or by the failure of any Credit Party or the Holder to comply with the terms of this Section 11.

(j) Reliance by Holder. Upon any payment or distribution of assets of any Credit Party referred to in this Section 11, the Holder shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of the Agent or of the liquidating trustee or agent or other Person making any distribution to the Holder for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Permitted Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 11.

(k) Reliance by Holders of Senior Debt and Future Permitted Senior Debt. The Holder acknowledges and agrees that (i) each holder of Senior Debt and Future Permitted Senior Debt is an intended third-party beneficiary of the terms of the Section 11 and (ii) the foregoing provisions of this Section 11 are, and are intended to be, an inducement and consideration to each holder of Senior Debt and Future Permitted Senior Debt , whether such Senior Debt or Future Permitted Senior Debt was created or acquired before or after the date hereof, to acquire or continue to hold such Senior Debt or Future Permitted Senior Debt and such holder of Senior Debt or Future Permitted Senior Debt shall be deemed conclusively to have relied on such provisions in acquiring or continuing to hold such Senior Debt or Future Permitted Senior Debt.

(l) Applicability. The terms of this Section 11 shall be applicable both before and after the filing of any petition by or against any Credit Party under any Bankruptcy Law, and all allocations of payments between the holders of the Senior Debt and Future Permitted Senior Debt, on the one hand, and the Holder, on the other hand, shall continue to be made after the filing thereof in accordance with this Section 11.

12. VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law, including but not limited to the General Corporation Law of the State of Delaware, and as expressly provided in this Note.

13. RANK; ADDITIONAL INDEBTEDNESS.

(a) Rank. All payments due under this Note: (i) shall be subordinate in right of payment to the prior payment of all existing Senior Debt and the Future Permitted Senior Debt, without duplication; and (ii) shall be senior to all other Indebtedness of the Company and its Subsidiaries. The Holder agrees and covenants that this Note will be subordinate to the Future Permitted Senior Debt, as contemplated in Section 13(b) below, and the Holder further agrees and covenants to enter into a subordination agreement in connection with any such working capital facility. The Company agrees that other than the Senior Debt, the Future Permitted Senior Debt, any liens permitted under the Future Permitted Senior Debt (provided that in no event shall the amount of Future Permitted Senior Debt plus the amount of liens permitted under the Future Permitted Senior Debt be greater than $5 million), or as required by law, no current or future note holder, purchaser or entity has or will have a security interest, lien or levy upon any assets, intellectual property, real property or any other property or receivables of the Company which shall be senior to that of the Holder. Holder acknowledges that it does not currently have a security interest in any of the assets or property of the Company.

(b) Incurrence of Senior Debt. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness which shall rank senior to the Notes other than the prior existing Senior Debt or, upon the prior written consent of the Required Holders, any indebtedness in connection with one or more working capital facilities secured by the Company’s assets; provided, that in no event shall the aggregate of all such working capital facilities exceed $5 million (the “Future Permitted Senior Debt”).

14. TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder in minimum denominations of $250,000 with the consent of the Company; provided, however, that such consent shall not be unreasonably withheld, subject to the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder and the Securities Purchase Agreement; provided however that this Note may not be transferred to any person who (a) is a competitor of the Company or (b) is engaged in or has threatened material litigation against the Company, in each case as determined by the Board of Directors of the Company in good faith. Notwithstanding the foregoing, in case of an Event of Default, this Note may be transferred without regard to any of the foregoing limitations.

15. VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the Required Holders, shall be required for any change, amendment or waiver related to this Note or the Other Notes; provided, however, that no such change, amendment or waiver, as applied to any particular holder of Notes, shall: (i) without the consent of that particular holder, extend the maturity of the Note, reduce the interest rate, extend the time of payment of interest thereon, or reduce the principal amount thereof or premium, if any, thereon, or reduce any amount payable on redemption or repurchase thereof or affect any amounts due to any holder; or (ii) without the consent of the holders of all Notes then outstanding, reduce the aforesaid percentage of Notes, the holders of which are required to consent to any such change, amendment or waiver.

16. REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note, registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) and this Section 16(a), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note. The Company shall not be obligated to pay any documentary, stamp or similar taxes that may be payable with respect to any transfer under this Section 16(a).

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note: (i) shall be of like tenor with this Note; (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 16(a) or Section 16(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes); (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note; (iv) shall have the same rights and conditions as this Note; and (v) shall represent accrued Interest on the Principal and Interest of this Note, from the Issuance Date.

17. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and the Securities Purchase Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall pay the Holder for any costs associated in obtaining such injunction or remedy if the Holder successfully prevails in obtaining such injunction or other remedy, and the Holder shall pay the Company for any costs associated in defending such injunction or remedy if the Company successfully prevails in defending such injunction or other remedy.

18. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

19. CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Purchasers (as defined in the Securities Purchase Agreement) and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

20. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

21. NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 8 of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder: (i) immediately upon any adjustment of the Conversion Price (the “Conversion Price Notice”), setting forth in reasonable detail, and certifying, the calculation of such adjustment, which shall be conclusive absent manifest error, as commercially reasonably determined by the Holder in good faith, and provided that if the Holder determines any manifest error, the Holder shall provide written notice of such error within two (2) Business Days of receiving the Conversion Price Notice; and (ii) at least 20 days prior to the date on which the Company closes its books or takes a record: (A) with respect to any dividend or distribution upon the Common Stock; (B) with respect to any pro rata subscription offer to holders of Common Stock; or (C) for determining rights to vote with respect to any Change of Control, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America via wire transfer of immediately available funds pursuant to the Holder’s wire transfer instructions, which are being provided to the Company on the Issuance Date. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

22. CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

23. WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

24. GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of California.

25. CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. 101 et seq.), as amended from time to time (including any successor statute) and all rules and regulations promulgated thereunder.

(b) “Bankruptcy Law” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, fraudulent conveyance or transfer, reorganization, or similar state or Federal debtor relief laws, statutes, rules, regulations, orders, or ordinances of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

(c) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(d) “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

(e) “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

(f) “Guarantee” means, as to any Person: (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect: (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation; (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation; (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

(g) “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(ii) all direct or contingent obligations of such Person arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(iii) net obligations of such Person under any Swap Contract;

(iv) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(v) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(vi) capitalized leases and Off-Balance Sheet Obligations;

(vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(viii) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer in an amount proportionate to such Person’s interest therein, unless such Indebtedness is expressly made non-recourse to such Person or except to the extent such Indebtedness is owed by such partnership or joint venture to such Person; provided that the pledge of any Equity Interest in such joint venture shall not constitute recourse to such Person for the purposes of this definition. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capitalized lease or Off-Balance Sheet Obligation as of any date shall be deemed to be the amount of attributable Indebtedness in respect thereof as of such date.

(h) “Issuance Date” means July     , 2006.

(i) “Off-Balance Sheet Obligation” means the monetary obligation of a Person under: (a) a so-called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). No monetary obligations under true operating leases shall be included in Off-Balance Sheet Obligations.

(j) “Permitted Indebtedness” means: (i) this Note; (ii) the Senior Debt; and (iii) the Future Permitted Senior Debt.

(k) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(l) “Principal Market” means The Nasdaq National Market.

(m) “SEC” means the United States Securities and Exchange Commission.

(n) “Securities Purchase Agreement” means that certain securities purchase agreement between the Company and the Holders of the Notes pursuant to which the Company issued the Note.

(o) “Securities Purchase Documents” means that the Securities Purchase Agreement, this Note, the Warrants and all other agreements, documents and instruments executed from time to time in connection therewith, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(p) “Senior Debt” means all obligations, liabilities and indebtedness of every nature of the Company from time to time owed to the other parties to the following agreements: (1) Loan and Security Agreement with BFI; and (2) Security Agreement in favor of Alexandria Finance , LLC.

(q) “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person.

(r) “Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, rate hedging agreements, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any Master Agreement.

(s) “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts: (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any lender or any affiliate of a lender).

(t) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

ALPHA INNOTECH CORP.

By:
Name:	Haseeb Chaudhry
Title:	Chief Executive Officer

EXHIBIT I to

Form of Note

ALPHA INNOTECH CORP.

CONVERSION NOTICE

Reference is made to the Senior Convertible Note (the “Note”) issued to the undersigned by ALPHA INNOTECH CORP. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as that term is defined in the Note) of the Note indicated below into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title

Dated:

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs U.S. Stock Transfer Corporation to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions, dated                          , 200    , from the Company and acknowledged and agreed to by U.S. Stock Transfer Corporation.

ALPHA INNOTECH CORP.

By:
Name:
Title